Exhibit 99.1

April 6, 2020

 Dear Shareholder:

The directors of Wilson Bank Holding Company are pleased to share with you the results of the bank’s first quarter in 2020.  The assets of your company as of March 31 were $2.9 billion, representing an increase of $82.8 million, or 2.96%, since December 31, 2019, and an increase of $204.5 million since March 31, 2019.  Our net income for the first quarter of 2020 was $9.03 million, up $741,000, or 8.94%, from the first quarter of 2019.  We were able to grow net income while also increasing loan loss provisions when compared to the first quarter of 2019, providing a cushion as we enter a period of uncertainty in the global economy that we all hope will be short in duration.

We’re thankful for your ongoing support as we navigate unprecedented events in our world, our country and our communities. The reliance you’ve placed in our dedicated team of employees has been truly appreciated as we’ve worked through the challenges of destructive tornados in early March and now the impact of the COVID-19 pandemic.

We continue to operate with modified lobby hours inside our offices, offering drive-thru service only for all routine transactions based on recommendations from the CDC and the Tennessee Department of Health.  In order to meet your needs as a shareholder, we will make every effort to accommodate readily-available curbside service, drive-thru service, phone appointments and personal visits as needed.  Please call our Stock Department at (615) 443-5900 if you’d like to speak with a bank representative about how we can best serve you.

The latest price at which the company’s common stock has been sold is $55.75 per share.

IMPORTANT INFORMATION ABOUT UPCOMING EVENTS

Due to current circumstances related to COVID-19, we will be making a few changes to upcoming events so we can maintain a safe environment for our shareholders and employees.  First, we will be holding a “virtual” annual meeting this year.  While we are disappointed that we won’t be able to visit with you in person, public health concerns call for precaution and continued isolation at this time.  We will also be postponing our annual shareholder picnic, originally scheduled for May, and will announce details about a new date once a decision can be made.

Regarding the annual meeting, we are working to establish ways for you to “attend” virtually, and will be communicating those to you soon.  We will post that information on our website and make a filing with the Securities and Exchange Commission concerning access to the meeting.  In the meantime, please be sure to submit your proxy beforehand.

In times like these, we are especially grateful for the solid foundation on which your bank is established – a foundation built largely on your support.  We believe our conservative, consistent approach has put us in position to manage your bank through tough times, and we are committed to providing the guidance and resources our customers need to weather this period of adversity.  We strive daily to live up to our reputation as Middle Tennessee’s Community Bank™, and we hope to make you proud in the process.  As we pray for the health and safety of our shareholders, customers and employees, we’d urge you to avoid any unnecessary risks, and we look forward to brighter days that are on the horizon.

Sincerely,

John C. McDeraman, III	Jimmy Comer
President/CEO	Chairman
Wilson Bank Holding Co.	Wilson Bank Holding Co.